Exhibit 99.3

Hecla Declares First Quarterly Silver Price-Linked Common Stock Dividend and Preferred Dividend

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--November 8, 2011--Hecla Mining Company (“Hecla”) (NYSE:HL) today announced its Board of Directors has declared the first quarterly silver price-linked dividend under Hecla’s recently announced silver price-linked dividend policy. The declared dividend is $0.02 per share of common stock, for a total amount of approximately $5.6 million, based on an average realized silver price of $37.02 in the third quarter 2011.

“Our Board’s action to declare this first silver price-linked dividend reflects Hecla’s excellent operating margins and strong financial position,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “We are providing an additional return to our shareholders in the form of a cash dividend and continue to strengthen balance sheet and operations while growing our production. This differentiates Hecla from its precious metals peers and the silver ETFs.”

The cash dividend is payable November 29, 2011, to stockholders of record on November 18, 2011. There are approximately 279 million shares of common stock outstanding. Under Hecla’s silver price-linked dividend policy, it is expected that any quarterly common stock dividend declared by the Company will be based on Hecla’s average realized silver price for the preceding quarter. Realized prices are calculated by dividing gross revenues for each metal by the payable quantities of each metal included in concentrate and doré sold during the period. As noted above, the average realized silver price per ounce was $37.02 in the third quarter of 2011 compared to the average market price of $38.79 (London PM Fix). Any quarterly common stock dividend declared by Hecla will increase or decrease by $0.01 per share ($0.04 annually) for each $5.00 per ounce incremental increase or decrease in the average realized silver price in the preceding quarter as presented in the table below.

Quarterly Average Realized Silver Price	Quarterly Dividend	Annualized Dividend
$30	$0.01	$0.04
$35	$0.02	$0.08
$40	$0.03	$0.12
$45	$0.04	$0.16
$50	$0.05	$0.20
$55	$0.06	$0.24
$60	$0.07	$0.28

The declaration and payment of dividends remains at the sole discretion of the Board of Directors and will depend on Hecla’s financial results, cash requirements (including for preferred dividends, operations, capital projects, exploration and development, litigation and settlements, acquisitions, and other items), future prospects and other factors deemed relevant by the Board. Investors are cautioned that this new policy is not a guarantee that a dividend will be declared or paid in any particular period in the future.

The Board of Directors also elected to declare the regular quarterly dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, for a total amount of approximately $138,000. The cash dividend is payable January 1, 2011, to stockholders of record on December 15, 2011. There are a total of 157,816 shares of Preferred B Stock outstanding.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey	Direct Main: 800-HECLA91 (800-432-5291)
Vice President – Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com

Hecla Canada Ltd.	Hecla Mining Company
400 – 580 Hornby Street	6500 N. Mineral Drive, Suite 200
Vancouver, British Columbia	Coeur d’Alene, Idaho 83815
V6C 3B6 Canada

CONTACT:
Hecla Mining Company
Mélanie Hennessey
Vice President – Investor Relations
Direct: 604-694-7729
Direct Main: 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com